FOR IMMEDIATE RELEASE                                 FOR MORE INFORMATION CALL
August 11, 1999                             Investors:   Robert P. Mulreaney
                                                         Chief Financial Officer
                                                         (410) 234-0782

                                            Media:           Jarrod Walpert
                                                             Public Relations
                                                             (410) 234-8333


                       PRIME RETAIL ANNOUNCES THE SALE OF
                 THREE FACTORY OUTLET CENTERS FOR $274.0 MILLION


     BALTIMORE--Prime Retail, Inc. (NYSE: PRT, PRT.PRA, PRT.PRB) (the "Company"), the world's largest owner, operator and developer of factory outlet centers today announced that it entered into a definitive agreement to sell three factory outlet centers, including two future expansions, to a new joint venture between an affiliate of Estein & Associates USA, Ltd. ("Estein") and the Company (the "Venture"). The total purchase price for the three centers, including the two expansions, is $274.0 million. The purchase price includes an $8.0 million payment to the Company for a ten-year covenant-not-to-compete and a $6.0 million payment to the Company for a ten-year licensing agreement with the Venture to continue the use of the "Prime Outlets" brand name. The Venture will close on the three centers and two expansions in accordance with the following schedule:

EXPECTED                                        GROSS                               ASSUMED
CLOSING                                        LEASABLE        PURCHASE             MORTGAGE
 DATE           CENTER                           AREA           PRICE            DEBT AT CLOSING

11/18/99        Birch Run                      724,000        $117.0              $  64.5
 2/15/00        Williamsburg                   274,000          59.0                 32.5
 4/15/00        Hagerstown                     321,000          57.5                 44.5
 4/15/00        Hagerstown (Phase III)         162,000          23.0                    -
 9/30/00        Williamsburg (Phase II)         70,000          17.5                 10.0
                TOTAL                        1,551,000        $274.0               $151.5

     The three centers have a current year net operating income of $21.7 million (after deducting a 1.5% reserve for bad debts and non-reimbursable base building capital costs). The three centers represent approximately 9.2% and 10.2% of the Company's current outlet portfolio in terms of square footage and net operating income, respectively. The two expansions are expected to add $3.9 million in net operating income upon completion and lease-up to 100% occupancy.

PRIME RETAIL ANNOUNCES SALE OF THREE PROPERTIES

     Including the non-compete and licensing fees, the $274.0 million sales price to the Venture represents a 9.3% capitalization rate and a price equal to $176.74 per square foot. Excluding the non-compete and licensing fees, the $260.0 million sales price to the Venture represents a 9.8% capitalization rate and a price equal to $167.74 per square foot.

     The Venture will purchase the three outlet centers and two expansions subject to $151.5 million of new first mortgage indebtedness, including a $64.5 million "wrap-around" first mortgage to be provided by the Company on the Birch Run center. The balance of the purchase price ($122.5 million) will be funded 70% by Estein in cash ($85.75 million) and 30% by the Company ($36.75 million) in the form of a credit to its capital account. All of the first mortgage debt will be for a ten-year term at a fixed interest rate of 7.75%, requiring monthly payments of principal and interest pursuant to a 25-year amortization schedule.

     The Company has entered into a forward swap agreement with the Venture to lock-in the ten-year interest rate at 7.75% on the first mortgages to be secured by the Williamsburg and Hagerstown centers. The Company expects to enter into a Treasury swap agreement with an unaffiliated counter-party to minimize its exposure to future fluctuations in the 10-year Treasury rate.

     At the closing, the Company expects to realize approximately $78.0 million of cash proceeds, net of all closing costs, the cost of completing the expansions, and the Company's approximate $10.0 million net investment in the "wrap-around" first mortgage being provided on the Birch Run center. Prior to the closing, the Company expects to receive an additional $10.0 million of net proceeds from the refinancing of the existing Williamsburg center.

     Commenting on the transaction, Michael W. Reschke, Chairman of the Board stated, "The proceeds from this sale will significantly improve our balance sheet and enhance our liquidity, allowing us to continue creating value for our shareholders. Due to the very attractive price, the transaction provides our Company with an attractive source of capital that is expected to have minimal impact on our FFO per share."

     Under the terms of the Venture's partnership agreement, net operating cash flow will be distributed on a monthly basis as follows:

a) first, 100% to Estein until the receipt of a 10.0% annual return on its invested capital, calculated on cumulative, non-compounded basis;

b) second, 100% to the Company until the receipt of a 10.0% annual return on its invested capital, calculated on a cumulative, non-compounded basis; and

c)   thereafter, 50% to Estein and 50% to the Company.

     All net proceeds from a sale or refinancing will be distributed as follows:

a)   first, 100% to Estein until the receipt of its invested capital;

b)   second, 100% to the Company until the receipt of its invested capital; and

c)       thereafter, 50% to Estein and 50% to the Company.

PRIME RETAIL ANNOUNCES SALE OF THREE PROPERTIES

     Commencing on January 1, 2009, the Company has a six-month option to repurchase the three centers at a purchase price based on a 9.5% capitalization rate on forward twelve-month net operating income, but in no event shall the purchase price be less than that price which would result in a final distribution to Estein that would provide a 14.0% internal rate of return, compounded annually, on its invested capital. If the Company fails to exercise its option during the six-month period, Estein shall have a three-month option to purchase the three centers based on the same capitalization rate, but without regard to a minimum yield to either Estein or to the Company. If neither party exercises its option, the parties agree to continue the term of the Venture for up to forty years. During the term of the Venture, neither partner has the right to sell or refinance any of the properties without the consent of the other partner.

     The Venture has agreed to retain the Company as its sole and exclusive managing and leasing agent for a property management fee equal to 4.0% of gross rental receipts, payable monthly, and leasing commissions equal to 4.0% of the base rent payable under the firm term of the lease, payable 50% upon lease execution and 50% over the term of the lease. The Venture also will pay a monthly asset management and partnership administration fee to an affiliate of Estein equal to 3.0% of the monthly net operating income from the centers.

     Commenting on the transaction, Abraham Rosenthal, Chief Executive Officer, stated, "This transaction provides numerous benefits to our Company. First, this sale substantiates the private market value of our factory outlet portfolio. As we have stated in the past, we believe our portfolio has a fundamental value substantially greater than the valuation reflected by our current stock price. Second, our Company will continue to include these centers in its national branded portfolio of 51 outlet centers. Not only do we retain management and leasing on a long-term basis, but we will continue to own 30% of the equity and 50% of the upside in these properties. Finally, our Company will retain long-term control over these centers through a formula-based option to repurchase the centers after the ninth year."

     A definitive purchase contract was executed by Estein and the Company on August 6, 1999. The purchase contract provides for the completion of due diligence on or before September 25, 1999. The Company's obligation to close on the sale of the Williamsburg expansion is subject to the receipt of all zoning approvals and permits required to construct the expansion. The Company is reasonably confident that Estein will complete its due diligence on a timely and satisfactory basis and that all other conditions to closing, including the lease-up of the expansions, will be satisfied in a timely manner.

     Estein is the largest and most successful foreign buyer of factory outlet centers in the United States, having bought its first outlet center in 1992 in Orlando, Florida. Over the last seven years, Estein has purchased over 3.3 million square feet of outlet centers in the United States. Commenting on the transaction, Lothar Estein, Chief Executive Officer of Estein, stated "We are pleased to become a long-term partner with Prime Retail, who is a recognized market leader in the industry and we look forward to expanding our relationship with Prime in the future."

PRIME RETAIL ANNOUNCES SALE OF THREE PROPERTIES

     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, development, construction, acquisition, leasing, marketing and management of outlet centers throughout the United States and
Puerto Rico. As of June 30, 1999, Prime Retail's outlet center portfolio consisted of 51 operating outlet centers in 26 states, which totaled approximately 14.7 million square feet of GLA, and one new outlet center and one expansion currently under construction which contain a total of 256,000 square feet of GLA in the aggregate. The Company also owns three community shopping centers totaling 424,000 square feet of GLA and 154,000 square feet of office space as part of Prime Outlets at Warehouse Row located in downtown Chattanooga, TN. As of June 30, 1999, Prime Retail's outlet center portfolio was 94% leased and 93% occupied. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeoutlets.com.

     Some of the information contained herein which are not historical facts are forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forwardlooking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


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